Exhibit 99.1

Sonnet BioTherapeutics Provides Fiscal Year 2024 Second Quarter and Year-to-Date Business and Earnings Update

●	Published Phase 1 data of SON-1010 in Frontiers in Immunology demonstrating the safety and tolerability of the FHAB-derived Interleukin 12 in healthy volunteers

●	Announced early safety data from the company’s Phase 1b/2a clinical trial of SON-080 in patients with chemotherapy-induced peripheral neuropathy (CIPN)

●	Received $4.3 million in net proceeds from the sale of net operating losses through the New Jersey Technology Business Tax Certificate Transfer Program

●	Presented preclinical data and information on the clinical trial design from the study of SON-080 in CIPN in a poster session at the American Association for Cancer Research (AACR) Annual Meeting

PRINCETON, NJ / ACCESSWIRE / May 14, 2024 / Sonnet BioTherapeutics Holdings, Inc. (NASDAQ:SONN) (“Sonnet” or the “Company”), a biopharmaceutical company developing innovative targeted biologic drugs, announced today its financial results for the three months and six months ended March 31, 2024 and provided a business update.

“We are very excited about the progress we made during the first calendar quarter of this year with the SON-1010 and SON-080 programs, where the foundations for the compounds’ safety profiles were further strengthened. We will look to continue to build on the supporting data for SON-1010 with the forthcoming look at the PDL-1 combination study in platinum-resistant ovarian cancer during the current quarter” said Pankaj Mohan, Ph.D., Sonnet Founder and Chief Executive Officer.

FY 2024 Second Quarter and Recent Corporate Updates

Sonnet provided the following corporate updates:

●	On February 29, 2024, announced a publication demonstrating the safety and tolerability of SON-1010 in healthy volunteers in Frontiers in Immunology. The paper, entitled “A phase I trial of SON-1010, a tumor-targeted, Interleukin 12-linked, albumin-binding cytokine, shows favorable pharmacokinetics, pharmacodynamics, and safety in healthy volunteers”. SON-1010 was shown to be safe and well-tolerated up to 300 ng/kg as a single ascending dose in healthy volunteers int the study called SB102 (NCT05408572). The pharmacokinetic (PK) comparison with cancer patients suggests the drug is targeting and being retained in the tumor microenvironment (TME), as was shown in mouse models of biodistribution. The study was first announced in July 2022 and was done in parallel with the ongoing SB101 study in cancer patients (NCT05352750). The results from SB102 provide the initial ‘desensitizing dose’ of 300 ng/kg for further dose escalation of the maintenance dose in SB101, to establish the maximum tolerated dose for this molecule. In the B16F10 melanoma model, a single dose of SON-1010 resulted in a marked reduction of tumor growth that was concomitant with increased IFNγ, along with augmenting immune cell numbers and activity in the TME.

●	On March 11, 2024, announced early safety data from the company’s Phase 1b/2a clinical trial of SON-080 in patients with CIPN, which met the study’s initial pre-specified objective. Based on this data, SON-080 was cleared to proceed after review by the independent Data Safety Monitoring Board (DSMB). The study (SB211, NCT05435742) was being conducted at two sites in Australia in patients with persistent CIPN using a new proprietary version of recombinant human Interleukin 6 (rhIL-6), which required confirmation of safety before moving forward with further enrollment. CIPN development has been placed on hold and the data will be leveraged to initiate a new Phase 2 study in the larger Diabetic Peripheral Neuropathy (DPN) indication. Sonnet has initiated partnering outreach with the intention of further moving the asset forwards towards commercialization.

●	On April 10, 2024, presented preclinical data and information on the clinical trial design from the study of SON-080 in CIPN in a poster session at the American Association for Cancer Research (AACR) Annual Meeting. The poster titled, “Low Dose Interleukin 6 (SON-080) for Neuropathies: Toxicology and Clinical Plans” can be accessed here via the company’s website.

FY 2024 Second Quarter Ended March 31, 2024 Financial Results

●	As of March 31, 2024, Sonnet had $3.8 million cash on hand and no debt.

●	Research and development expenses were $2.2 million for the three months ended March 31, 2024, compared to $3.8 million for the three months ended March 31, 2023. The decrease of $1.6 million was primarily due to cost saving initiatives, as we are managing expenses for liquidity purposes and are tightening our focus on the research and development projects we have assessed to have the greatest near-term potential. In addition to transitioning product development activities to cost advantaged locations such as India and Australia, we have reduced expenditures on tertiary programs and suspended antiviral development related to SON-1010, as well as programs related to SON-080 and SON-1210 while we seek partnering opportunities.

●	General and administrative expenses were $1.7 million for the three months ended March 31, 2024, compared to $1.9 million for the three months ended March 31, 2023. The decrease of $0.2 million relates primarily to cost saving initiatives, as we are managing expenses for liquidity purposes, and a decrease in consulting expenses related to licensing, partially offset by an increase in legal and professional expenses.

“We ended another quarter with solid pipeline progress and continue to work to manage our operating expense infrastructure accordingly. Furthermore, we are pleased that during the quarter, Sonnet could leverage the New Jersey Technology Business Tax Certificate Transfer Program to generate $4.3 million in net proceeds from the sale of our net operating losses. Consistent with our previous guidance, we project that our existing cash on hand will sustain the Company into July 2024, with the potential for additional expense reductions to take us into August. We recently entered into an equity facility with Chardan to raise additional capital” said Jay Cross, CFO.

About Sonnet BioTherapeutics Holdings, Inc.

Sonnet BioTherapeutics is an oncology-focused biotechnology company with a proprietary platform for innovating biologic drugs of single or bifunctional action. Known as FHAB (Fully Human Albumin Binding), the technology utilizes a fully human single chain antibody fragment (scFv) that binds to and “hitch-hikes” on human serum albumin (HSA) for transport to target tissues. Sonnet’s FHAB was designed to specifically target tumor and lymphatic tissue, with an improved therapeutic window for optimizing the safety and efficacy of immune modulating biologic drugs. FHAB is the foundation of a modular, plug-and-play construct for potentiating a range of large molecule therapeutic classes, including cytokines, peptides, antibodies, and vaccines.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section21E of the Securities Exchange Act of 1934 and Private Securities Litigation Reform Act, as amended, including those relating to the Company’s cash runway, the Company’s product development, clinical and regulatory timelines, market opportunity, competitive position, possible or assumed future results of operations, business strategies, potential growth opportunities and other statements that are predictive in nature. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s current beliefs and assumptions.

These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential, “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties, and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include those set forth in the Company’s filings with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Sonnet BioTherapeutics Investor Contact:

Jack Yauch

Solebury Strategic Communications

862-754-1024

jyauch@soleburystrat.com

SOURCE: Sonnet BioTherapeutics, Inc.

Sonnet BioTherapeutics Holdings, Inc.
Consolidated Balance Sheets
(unaudited)

	March 31, 2024	September 30, 2023
Assets
Current assets:
Cash	$3,786,184	$2,274,259
Prepaid expenses and other current assets	1,058,836	1,677,396
Incentive tax receivable	377,962	786,574
Total current assets	5,222,982	4,738,229
Property and equipment, net	26,944	33,366
Operating lease right-of-use asset	159,641	193,689
Deferred offering costs	15,000	49,988
Other assets	484,842	414,206
Total assets	$5,909,409	$5,429,478
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$1,752,444	$2,201,999
Accrued expenses and other current liabilities	933,747	3,230,922
Current portion of operating lease liability	78,493	73,048
Deferred income	—	18,626
Total current liabilities	2,764,684	5,524,595
Operating lease liability, net of current portion	90,446	130,863
Total liabilities	2,855,130	5,655,458
Commitments and contingencies (Note 4)
Stockholders’ equity (deficit):
Common stock, $0.0001 par value: 125,000,000 shares authorized; 3,112,401 and 1,750,426 issued and outstanding at March 31, 2024 and September 30, 2023, respectively	311	175
Additional paid-in capital	114,100,805	110,017,598
Accumulated deficit	(111,046,837)	(110,243,753)
Total stockholders’ equity (deficit)	3,054,279	(225,980)
Total liabilities and stockholders’ equity (deficit)	$5,909,409	$5,429,478

Sonnet BioTherapeutics Holdings, Inc.
Consolidated Statements of Operations
(unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2024	2023	2024	2023
Collaboration revenue	$—	$36,445	$18,626	$73,700
Operating expenses:
Research and development	2,167,288	3,816,644	2,811,330	7,562,584
General and administrative	1,701,273	1,884,569	2,354,728	3,788,278
Total operating expenses	3,868,561	5,701,213	5,166,058	11,350,862
Loss from operations	(3,868,561)	(5,664,768)	(5,147,432)	(11,277,162)
Other income	4,327,946	—	4,327,946	—
Foreign exchange (loss) gain	(93,960)	(2,303)	16,402	67,949
Net income (loss)	$365,425	$(5,667,071)	$(803,084)	$(11,209,213)

Per share information:
Net income (loss) per share, basic	$0.08	$(7.55)	$(0.19)	$(21.14)
Weighted average shares outstanding, basic	4,617,665	750,582	4,205,469	530,131

Net income (loss) per share, diluted	$0.07	$(7.55)	$(0.19)	$(21.14)
Weighted average shares outstanding, diluted	4,885,845	750,582	4,205,469	530,131